Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts:	Media Contact:

Dan Spiegelman	John Bluth
SVP & Chief Financial Officer	Senior Director, Corporate Communications
CV Therapeutics, Inc.	CV Therapeutics, Inc.
(650) 384-8509	(650) 384-8850

Christopher Chai

Vice President, Treasury and Investor Relations

CV Therapeutics, Inc.

(650)	384-8560

CV THERAPEUTICS REPORTS THIRD QUARTER 2005

FINANCIAL RESULTS

PALO ALTO, Calif., October 25, 2005 – CV Therapeutics, Inc. (Nasdaq: CVTX) today announced financial results for the third quarter of 2005. For the quarter ended September 30, 2005, the Company reported a net loss of $55.9 million, or $1.26 per share, compared to a net loss of $32.8 million, or $1.03 per share, for the same quarter in 2004.

Operating expenses for the quarter ended September 30, 2005 increased to $59.4 million, compared to operating expenses of $37.4 million for the same quarter in 2004. The increase in operating expenses for the quarter ended September 30, 2005 was primarily due to higher selling, general and administrative expenses incurred in connection with the deployment of our national cardiovascular specialty sales force as well as other product support and awareness programs to co-promote ACEON® (perindopril erbumine) Tablets and higher headcount in other areas to support our increased commercialization and other business activities. These higher expenses were partially offset by lower contract service expenses for our Phase 3 regadenoson and RanexaTM (ranolazine) studies.

The Company recognized collaborative research revenue of $4.1 million for the quarter ended September 30, 2005, compared to $5.6 million for the same quarter in 2004. Revenue recognized relates to the reimbursement of certain regadenoson development costs from a collaborative partner and amortization of up-front payments earned. The Company did not record any co-promotion revenues as sales of ACEON® for the quarter ended September 30, 2005 did not exceed the baseline specified in the co-promotion agreement with Solvay Pharmaceuticals, Inc.

Interest and other income (expense), net for the quarter ended September 30, 2005 decreased to an expense of $648,000, compared to an expense of $988,000 for the same quarter in 2004. In July 2005, the Company completed concurrent public equity and debt financings with gross proceeds totaling approximately $329.9 million before underwriting and other expenses. The financings consisted of the sale of 8,350,000 shares of common stock at $21.60 per share and $149.5 million principal amount of 3.25% senior subordinated convertible notes due 2013. In August 2005, the Company redeemed the remaining approximately $79.6 million aggregate principal amount outstanding of 4.75% convertible subordinated notes due 2007. In connection with the redemption the Company recorded in interest and other income (expense), net a loss of approximately $1.7 million for the early extinguishment of debt, which included $620,000 in unamortized offering costs and $1.1 million in premium payments above the principal value of the notes.

CV Therapeutics also reported its financial results for the nine months ended September 30, 2005. The net loss for the nine months ended September 30, 2005 was $153.9 million, or $3.98 per share, compared to a net loss of $101.3 million, or $3.25 per share, for the same period in 2004.

At September 30, 2005, the Company had cash, cash equivalents and marketable securities of approximately $522.8 million, compared to $404.5 million at December 31, 2004.

Company management will webcast a conference call on October 25, 2005 at 5:00 p.m. EDT, 2:00 p.m. PDT, on the Company’s website. To access the live webcast, please log on to the Company’s website at www.cvt.com and go to the Investor Information section. Alternatively, domestic callers may participate in the conference call by dialing (888) 370-6121, and international callers may participate in the conference call by dialing (706) 679-7163. Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call through Tuesday, November 1, 2005. Domestic callers can access the replay by dialing (800) 642-1687, and international callers can access the replay by dialing (706) 645-9291; the PIN access number is 1566569.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics currently has three programs in commercial or late-stage development: ACEON® (perindopril erbumine) Tablets, RanexaTM (ranolazine) and regadenoson. CV Therapeutics also has other clinical and preclinical drug development candidates and programs. The company co-promotes ACEON®, an ACE inhibitor, for the treatment of essential hypertension and reduction of the risk of cardiovascular mortality or non-fatal myocardial infarction in patients with stable coronary artery disease. Ranexa is being developed as a novel potential treatment for chronic angina. Regadenoson is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies. Ranexa and regadenoson have not been approved for marketing by any regulatory authorities.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to development, clinical studies, regulatory review, and commercialization of products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; regulatory review and approval of our products; the conduct and timing of clinical trials; the dependence on collaborative and licensing agreements; commercialization of products; market acceptance of products; and other risks detailed from time to time in CV Therapeutics’ SEC reports, including its quarterly report on Form 10-Q for the quarter ended June 30, 2005. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

— Tables to follow —

CV THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2004	2005	2004	2005
Revenues:
Collaborative research	$5,645	$4,142	$12,849	$15,519
Operating expenses:
Research and development	27,732	27,762	75,691	94,468
Selling, general and administrative	9,695	31,652	31,379	73,156

Total operating expenses	37,427	59,414	107,070	167,624

Loss from operations	(31,782)	(55,272)	(94,221)	(152,105)
Interest and other income (expense), net	(988)	(648)	(7,100)	(1,838)

Net loss	$(32,770)	$(55,920)	$(101,321)	$(153,943)

Basic and diluted net loss per share	$(1.03)	$(1.26)	$(3.25)	$(3.98)

Shares used in computing basic and diluted net loss per share	31,793	44,437	31,153	38,712

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2004 (A)	September 30, 2005 (unaudited)
Assets:
Cash, cash equivalents and marketable securities	$404,503	$522,762
Other current assets	23,400	27,600

Total current assets	427,903	550,362
Property and equipment, net	15,284	18,065
Other assets	19,043	27,343

Total assets	$462,230	$595,770

Liabilities and stockholders’ equity:
Current liabilities	$46,438	$57,370
Convertible subordinated notes	329,645	399,500
Other long-term obligations	6,745	10,610
Stockholders’ equity	79,402	128,290

Total liabilities and stockholders’ equity	$462,230	$595,770

(A)	Derived from the consolidated audited financial statements included in our Annual Report on Form 10-K/A for the year ended December 31, 2004.